Exhibit 99.1

Company Contact:		Investor Relations:
Richard Garr, President	(301) 366-4960	Equity Communications
Media Contact:	Planet Communications	Ira Weingarten	(805) 897-1880
Deanne Eagle	(917) 837-5866	Steve Chizzik	(908) 688-9111

For Release: May 6, 2008

NEURALSTEM GOES TO COURT FOR SUMMARY JUDGEMENT AGAINST
STEMCELLS, INC.

Rockville, MD, May 6, 2008—Stem cell company, Neuralstem, Inc. (AMEX:CUR), today announced that they have filed a motion to re-open the infringement lawsuit with StemCells, Inc. and to have the Stay lifted, so that the case can be disposed of on summary judgment as soon as possible.

"We are going back to court," said Neuralstem CEO Richard Garr, "because the recent actions of the U.S. Patent Office now entitle us to summary judgment in the case. Completely contrary to the public statements made by StemCells, Inc., the Patent Office actions have destroyed the basis for the infringement suit filed by StemCells, Inc. against us. As we have stated in the filings, we are now entitled to have the litigation dismissed once and for all."

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury and ALS. The company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego.

The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit http://www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the quarterly report on Form 10-KSB for the year ended December 31, 2007.

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